[LOGO]                                             2150 Scotia One
    BROCKER                                          10060 Jasper Avenue
Technology Group                               Edmonton, Alberta T5J 3R8, Canada



               Brocker Technology and TrustPower Report Successful
              Marketing of Cell Phone Program to Utility Customers

AUCKLAND,  New Zealand - March 27, 2001. Brocker Technology Group (Nasdaq: BTGL,
TSE: BKI) revealed today that TrustPower, one of New Zealand's largest power companies, has reported excellent customer response to its low-cost, pre-paid cell phone promotion developed by Brocker's On-Line Telecommunications division. Brocker's proprietary billing and application software enables cell phone sales and subsequent phone recharges to be charged directly to TrustPower customers' electricity bills. TrustPower began marketing the program last December to its 255,000 utility customers.

"We're delighted with the success of the promotion so far," said TrustPower Commercial Manager, Chris O'Hara. "It's a great deal for our customers and demonstrates our willingness to innovate to increase customer satisfaction."

Because of the success of the first program, TrustPower and Brocker are exploring additional marketing initiatives based on Brocker's on-line billing and application software. TrustPower will shortly expand its marketing relationship with Brocker by adding a digital cell phone, the Ericsson A1228d to the current promotion which is based around the Philips ISIS analog phone to meet the large and growing demand for phones with digital functionality.

Other products and services are under evaluation for inclusion in the program in the near future.

The TrustPower promotion is based on Brocker's proprietary billing and application software that enables the phone sale and subsequent phone account recharges to be charged directly to TrustPower customers' electricity bills. To recharge an account, a customer calls a toll free number. The software system identifies the calling number and asks for a PIN. The system verifies the PIN, checks the customer's credit history and credit limit, and allows the customer to recharge up to that limit. The system then reads out a transaction number for the customer's records. The whole transaction takes less than 60 seconds. Data from the transaction is then sent to TrustPower for billing.

"We have an exciting and fruitful partnership with Brocker," said Chris O'Hara, "which is helping us to further differentiate ourselves in the market and increase customer satisfaction. The aspect of the service that really seems to appeal to our customers is the quick and easy recharge."

Brocker plans to market its billing and application solutions to other industries. "Brocker's solutions can benefit any business with a large customer base which it bills regularly. Just a few examples of such businesses would include credit card companies, telephone companies and banks," said Brocker CEO, Richard Justice. "Our innovative solutions give them an easy and creative way to add value to their customer relationships by offering products and services in a customer-convenient format."

About TrustPower

TrustPower (http://www.trustpower.co.nz) is one of New Zealand's most dynamic power supply companies. More than 60% New Zealand owned, TrustPower started business in 1925 as the Tauranga Electric Power Board. The company now has regional offices in Auckland, Wellington and Christchurch and supplies power to more than 255,000 homes and businesses throughout the country. TrustPower is also a significant generator of power, operating 34 power stations, including the largest wind farm in the Southern Hemisphere.

About Brocker Technology Group

Brocker Technology Group Ltd. (http://www.brockergroup.com) is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.


COMPANY CONTACT:

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz


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1995:  The statements  contained in this release which are not historical  facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing,
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